Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Nxt-ID, Inc. on Form S-3 of our report dated April 13, 2017, which includes an explanatory paragraph as to our audit of adjustments to retroactively apply the reverse stock split of the Company’s common stock and to reclassify deferred financing costs from other current assets to convertible notes payable on its balance sheet at December 31, 2015 which occurred subsequent to the year ended December 31, 2015, to the 2015 consolidated financial statements which were audited by other auditors, and with respect to our audit of the consolidated financial statements of Nxt-ID, Inc. as of December 31, 2016 and for the year then ended appearing in the Annual Report on Form 10-K of Nxt-ID, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

January 5, 2018